Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to a Registration Statement of Alexander & Alexander Services Inc. on Form S-3 of the report of Deloitte & Touche dated February 25, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K of Alexander & Alexander Services Inc. for the year ended December 31, 1993 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Baltimore, Maryland
November 28, 1994